Mercedes-Benz Announces Refreshed SL Model
Featuring MAGIC SKY CONTROL at LA Auto Show

Los Angeles, California – November 18, 2015. Today, at the Los Angeles Auto Show Mercedes-Benz launched the new Mercedes-Benz SL, which will be available to customers starting in April 2016. In today’s press release from Mercedes-Benz it stated, “Another feature which has been retained is the unique optional extra MAGIC SKY CONTROL: when closed, the panoramic vario-roof automatically changes from dark to transparent or vice-versa within just a few seconds.” The MAGIC SKY CONTROL feature is a carry over from the previous model. Other new features include a new front end, new headlamps, more powerful engines, a new transmission, among many others. The new Mercedes-Benz SL along with other models and makes will be available for viewing to the public at the LA Auto Show from November 20-29. Please see this video to see MAGIC SKY CONTROL in action on the new SL.

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either mode, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on thousands of SL’s, SLK’s, Mercedes-Maybach’s and other S-Class models around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). MAGIC SKY CONTROL blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary
President & CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc. MAGIC SKY CONTROL, Mercedes-Benz, Mercedes-Maybach, and model designations SLK, SL and S-Class are trademarks of Daimler A.G.